EXHIBIT 99.1

FOR IMMEDIATE RELEASE
September 14, 2007

CHAMPION COMPLETES ACQUISITION OF THE HERALD-DISPATCH

Huntington, WV- - Champion Industries, Inc. (NASDAQ/CHMP) today announced that it has completed the previously announced acquisition from Gatehouse Media, Inc. of The Herald-Dispatch newspaper in Huntington, WV.The Herald-Dispatch has a total daily and Sunday circulation of approximately 28,000 and 33,000, respectively. The Company financed the acquisition of the Herald-Dispatch with bank debt consisting of a term loan and revolving credit facility.

Marshall T. Reynolds, Chairman of the Board and Chief Executive Officer of Champion, said, "The Herald-Dispatch is an integral addition to the Champion portfolio of Companies. We relish the opportunity for Champion to further serve its home community by providing a first-class newspaper which will not only report the news but provide leadership in the Tri State area. In fact, we are committed to the premise that, as we deliver a newspaper product which effectively serves the Tri-State, we will simultaneously serve the financial goals of the parent corporation. We believe Champion is in a strategic position to maximize the performance of this fine institution and this opportunity has the potential to generate numerous expansion and growth opportunities. We expect this acquisition to generate substantial earnings before interest, taxes, depreciation and amortization (EBITDA) to Champion and we feel that a locally owned newspaper will provide important benefits to our communities as well as shareholders. We are eager to begin working with the management and staff at the Herald-Dispatch to achieve outstanding results.”

Champion is a commercial printer, business forms manufacturer and office products and office furniture supplier in regional markets east of the Mississippi. Champion serves its customers through the following companies/divisions: Chapman Printing (West Virginia and Kentucky); Stationers, Champion Clarksburg, Capitol Business Interiors, Garrison Brewer, Carolina Cut Sheets, U.S. Tag and Champion Morgantown (West Virginia); Champion Output Solutions (West Virginia); The Merten Company (Ohio); Smith & Butterfield (Indiana and Kentucky); Champion Graphic Communications (Louisiana); Interform Solutions and Consolidated Graphic Communications (Pennsylvania, New York and New Jersey); Donihe Graphics (Tennessee) and Blue Ridge Printing (North Carolina and Tennessee).

Certain Statements contained in the release, including without limitation statements including the word “believes”, “anticipates,” “intends,” “expects” or words of similar import, constitute “forward-looking statements” within the meaning of section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements of the Company expressed or implied by such forward-looking statements. Such factors include, among others, general economic and business conditions, general and economic business conditions in the Company’s market areas affected by Hurricane Katrina, changes in business strategy or development plans and other factors referenced in this release. Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements. The Company disclaims any obligation to update any such factors or to publicly announce the results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.

Contact: Todd R. Fry, Senior Vice President and Chief Financial Officer at 304-528-5492